UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 2, 2016

COWEN GROUP, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-34516	27-0423711
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
599 Lexington Avenue
New York, NY 10022
(Address of Principal Executive Offices and Zip Code)
Registrant’s telephone number, including area code: (212) 845-7900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03.	Material Modification to Rights of Security Holders.

In connection with Cowen Group, Inc.’s (the “Company’s”) previously announced 1-for-4 reverse stock split (the “Reverse Stock Split”) of its shares of common stock, par value $0.01 per share (the “Common Stock”), the Company has filed an amendment to its amended and restated certificate of incorporation with the Delaware Secretary of State (the “Amendment”).  The Amendment, effective as of 5:00 PM Eastern time on December 2, 2016 (the “Effective Time”), converted every four shares of the Company’s issued and outstanding Common Stock into one share of Common Stock, $0.01 per share.  Pursuant to the Amendment, any fraction of a share of Common Stock that would otherwise have resulted from the Reverse Stock Split shall be settled by cash payment, calculated according to the per share closing price of the Company’s Common Stock as reported on the NASDAQ Global Market on December 2, 2016.
The Reverse Stock Split affected all record holders of Common Stock uniformly and did not affect any record holder’s percentage ownership interest in the Company, except for de minimus changes as a result of the elimination of fractional shares. The Reverse Stock Split reduced the number of shares of Common Stock outstanding from approximately 107,337,144 shares to approximately 26,834,286 shares.  The authorized number of shares of the Class A common stock will be reduced from 250,000,000 to 62,500,000 and the authorized number of shares of the Class B common stock will be reduced from 250,000,000 to 62,500,000.
The Common Stock will begin trading on a reverse split-adjusted basis on the NASDAQ Global Market at the opening of trading on December 5, 2016. The Common Stock will continue trading on the NASDAQ Global Market under the symbol “COWN” with a new CUSIP number (223622 606).

Holders of Common Stock who hold in “street name” in their brokerage accounts do not have to take any action as a result of the Reverse Stock Split. Their accounts will be automatically adjusted to reflect the number of shares owned. A letter of transmittal relating to the Reverse Stock Split will be sent to record holders of certificates Common Stock. Stockholders who receive this letter of transmittal should follow the instructions in that letter.

All outstanding preferred shares, stock options, stock appreciation rights, warrant, and equity incentive plans immediately prior to the Reverse Stock Split will be appropriately adjusted by dividing the number of shares of Common Stock into which the preferred shares, stock options, stock appreciation rights, warrants and equity incentive plans of the common stock are exercisable or convertible by four and multiplying the exercise or conversion price by four, as a result of the Reverse Stock Split.

The Reverse Stock Split did not affect the number of authorized or outstanding shares of the Company’s 5.625% Series A Cumulative Perpetual Convertible Preferred Stock (“Preferred Stock”) or the dividend rate per share of any outstanding shares of Preferred Stock. The conversion price and conversion rate have been adjusted and effective as of the open of business on December 5, 2016. As a result of the adjustment, the conversion rate is 38.0619 and the conversion price is $26.2730.

The conversion rate of the Company’s 3.0% Cash Convertible Senior Notes due 2019 (“Convertible Notes”) automatically adjusted as follows: the conversion rate of the Convertible Notes adjusted from 187.62 shares of Common Stock per $1,000 principal amount of such notes to 46.905 shares of Common Stock per $1,000 principal amount of such notes. The maximum total number of shares of common stock issuable upon conversion in connection with a “Make Whole Adjustment” under the Convertible Notes adjusted from 28,048,786 shares per $1,000 principal amount of such notes to 7,012,196 shares of Common Stock per $1,000 principal amount of such notes.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the complete Amendment to the certificate of incorporation, a copy of which is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

To the extent required by Item 5.03 of Form 8-K, the information contained in Item 3.03 of this Current Report on Form 8-K is incorporated by reference herein.

Item 8.01.	Other Events.

On December 5, 2016, the Company issued a press release in connection with the Reverse Stock Split, which is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.
3.1 Amendment to the Amended and Restated Certificate of Incorporation of Cowen Group, Inc.
99.1 Press Release dated December 5, 2016

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COWEN GROUP, INC.

Dated: December 5, 2016             By: /s/ Owen S. Littman
Name:    Owen S. Littman
Title:     General Counsel